EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy, Inc. Reports First Quarter 2016 Results

•	First LNG commissioning cargo exported in February marking transition towards operations
Houston, Texas - May 5, 2016 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss attributable to common stockholders of $320.8 million, or $1.41 per share (basic and diluted), for the three months ended March 31, 2016, compared to a net loss attributable to common stockholders of $267.7 million, or $1.18 per share (basic and diluted), for the comparable 2015 period.

Significant items for the three months ended March 31, 2016 totaled a loss of $192.6 million, compared to a loss of $215.9 million for the comparable 2015 period. Significant items for the three months ended March 31, 2016 related to derivative loss primarily as a result of a decrease in the forward LIBOR curve over the period, impairment expense, and loss on early extinguishment of debt associated with the write-off of debt issuance costs by Cheniere Creole Trail Pipeline, L.P. (“CTPL”) as a result of the prepayment of its outstanding term loan. Significant items for the three months ended March 31, 2015 related to derivative loss due primarily to contingent interest rate derivatives entered into and changes in long-term LIBOR during the period, loss on early extinguishment of debt related to the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC in connection with the refinancing of a portion of its credit facilities, and impairment expense.

Included in general and administrative expense and marketing expense were non-cash compensation expenses of $10.5 million for the three months ended March 31, 2016, compared to $14.8 million for the comparable 2015 period.

Results are reported on a consolidated basis and include our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP), which is based on our 100% ownership of the general partner of Cheniere Partners and 80.1% ownership interest in Cheniere Energy Partners LP Holdings, LLC (NYSE MKT: CQH) which owns a 55.9% limited partner interest in Cheniere Partners.
2016 Highlights

•
In February, the first commissioning cargo with LNG produced at the Sabine Pass Liquefaction Project (defined below) was successfully loaded and exported. A total of four LNG commissioning cargoes were loaded and exported during the three months ended March 31, 2016, and a total of seven LNG commissioning cargoes have been loaded and exported to date.

•
In February, Cheniere Partners closed on up to approximately $2.8 billion of senior secured credit facilities (the “CQP Credit Facilities”). The four-year credit facilities consist of a $450 million CTPL tranche term loan, an approximately $2.1 billion Sabine Pass LNG, L.P. (“SPLNG”) tranche term loan, a $125 million debt service reserve credit facility, and a $115 million revolving credit facility. The CTPL tranche term loan was used to prepay the $400 million senior secured term loan at CTPL subsequent to closing of the facilities. Remaining proceeds from the facilities will be used by Cheniere Partners (i) to redeem or repay the approximately $1.7 billion senior secured notes due 2016 and the $420 million senior secured notes due 2020 that were issued by SPLNG, (ii) to pay associated transaction costs and make-whole amounts, if any, and (iii) for general business purposes of Cheniere Partners and its subsidiaries.

"The first quarter of 2016 was a very significant period for Cheniere, marking our transition from a development company into an operating one. We commenced LNG production and exports from Train 1 at Sabine Pass as part of commissioning activities, and to date we have exported seven cargoes of LNG to multiple destinations. Commissioning activities at Train 2 are underway and our remaining Trains under construction continue ahead of their respective contractual schedules and on budget,” said Neal Shear, Cheniere’s Interim President and CEO. “On the financial front, we took a significant step in improving our consolidated debt maturity profile, as the CQP Credit Facilities ensure there will be no debt maturities at Cheniere until 2020.”

Liquefaction Projects Update
Sabine Pass Liquefaction Project
Through Cheniere Partners, we are developing up to six Trains, each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).

The Trains are in various stages of construction and development. Train 1 is expected to reach substantial completion imminently, after which Cheniere Partners expects to take over care, custody and control. Train 2 is undergoing the commissioning process. A Train is expected to achieve substantial completion upon the completion of construction, commissioning and successfully satisfying certain tests. Once a Train achieves substantial completion, results from LNG sales will be reflected in the statement of operations.

▪
Construction on Trains 1 and 2 began in August 2012, and as of March 31, 2016, the overall project completion percentage for Trains 1 and 2 was approximately 98.3%, which is ahead of the contractual schedule. Cheniere Partners expects substantial completion of Train 1 to be achieved in May 2016. The commissioning process on Train 2 has commenced, and Cheniere Partners expects substantial completion of Train 2 to be achieved in September 2016.

▪
Construction on Trains 3 and 4 began in May 2013, and as of March 31, 2016, the overall project completion percentage for Trains 3 and 4 was approximately 83.8%, which is ahead of the contractual schedule. Cheniere Partners expects Trains 3 and 4 to reach substantial completion in 2017.

▪
Construction on Train 5 began in June 2015, and as of March 31, 2016, the overall project completion percentage for Train 5 was approximately 28.8%, which is ahead of the contractual schedule. Engineering, procurement, subcontract work and Bechtel direct hire construction were approximately 59.1%, 45.1%, 24.2% and 0.4% complete, respectively. Cheniere Partners expects Train 5 to reach substantial completion in 2019.

▪
Train 6 is currently under development, with all necessary regulatory approvals in place. Cheniere Partners expects to make a final investment decision and commence construction on Train 6 upon, among other things, entering into an EPC contract, entering into acceptable commercial arrangements, and obtaining adequate financing.

	Sabine Pass Liquefaction Project
Liquefaction Train	Train 1	Train 2	Trains 3-4	Train 5
Project Status	Commissioning / Producing LNG	Commissioning	84% Overall Completion	29% Overall Completion
Expected Substantial Completion	1H 2016	2H 2016	2017	2019

Corpus Christi LNG Terminal
We are developing up to three Trains, each with an expected nominal production capacity of approximately 4.5 mtpa of LNG, near Corpus Christi, Texas (the “CCL Project”).

The Trains are in various stages of construction and development:

▪
Construction on Trains 1 and 2 began in May 2015, and as of March 31, 2016, the overall project completion percentage for Trains 1 and 2 was approximately 32.5%, which is ahead of the contractual schedule. Engineering, procurement and construction were approximately 97.1%, 46.0% and 4.6% complete, respectively. We expect Trains 1 and 2 to reach substantial completion in 2019.

▪
Train 3 is under development, with all necessary regulatory approvals in place. We have entered into an LNG Sale and Purchase Agreement (“SPA”) for approximately 0.8 mtpa of LNG volumes that commence with Train 3 and expect to commence construction upon entering into additional SPAs and obtaining adequate financing.

Additionally, we are developing Trains 4 and 5 adjacent to the CCL Project and have initiated the regulatory approval process with respect to those Trains.

Corpus Christi LNG Terminal
Liquefaction Train	Trains 1-2
Project Status	33% Overall Completion
Expected Substantial Completion	2019

Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is constructing and developing liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues
Regasification revenues	$65,551	$66,802
LNG revenues	2,704	662
Other revenues	826	905
Total revenues	69,081	68,369

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	14,507	693
Operating and maintenance expense	36,317	35,706
Development expense	1,547	16,096
Marketing expense	24,978	13,046
General and administrative expense	47,924	44,971
Depreciation and amortization expense	24,089	17,769
Impairment expense	10,166	176
Other	112	156
Total operating costs and expenses	159,640	128,613

Loss from operations	(90,559)	(60,244)

Other income (expense)
Interest expense, net of capitalized interest	(76,337)	(59,612)
Loss on early extinguishment of debt	(1,457)	(88,992)
Derivative loss, net	(180,934)	(126,690)
Other income	929	372
Total other expense	(257,799)	(274,922)

Loss before income taxes and non-controlling interest	(348,358)	(335,166)
Income tax provision	(616)	(678)
Net loss	(348,974)	(335,844)
Less: net loss attributable to non-controlling interest	(28,136)	(68,135)
Net loss attributable to common stockholders	$(320,838)	$(267,709)

Net loss per share attributable to common stockholders—basic and diluted	$(1.41)	$(1.18)

Weighted average number of common shares outstanding—basic and diluted	228,138	226,328

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in thousands, except share data)(1)

	March 31,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,094,833	$1,201,112
Restricted cash	732,551	503,397
Accounts and interest receivable	23,979	5,749
Inventory	31,243	18,125
Other current assets	63,509	54,203
Total current assets	1,946,115	1,782,586

Non-current restricted cash	31,724	31,722
Property, plant and equipment, net	17,674,548	16,193,907
Debt issuance costs, net	409,894	378,677
Non-current derivative assets	29,361	30,887
Goodwill	76,819	76,819
Other non-current assets	262,486	314,455
Total assets	$20,430,947	$18,809,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$35,398	$22,820
Accrued liabilities	670,584	427,199
Current debt, net	1,785,318	1,673,379
Deferred revenue	26,669	26,669
Derivative liabilities	50,561	35,201
Other current liabilities	93	—
Total current liabilities	2,568,623	2,185,268

Long-term debt, net	16,348,099	14,920,427
Non-current deferred revenue	8,500	9,500
Non-current derivative liabilities	239,372	79,387
Other non-current liabilities	61,668	53,068

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at March 31, 2016 and December 31, 2015
Issued and outstanding: 235.5 million shares and 235.6 million shares at March 31, 2016 and December 31, 2015, respectively	707	708
Treasury stock: 11.7 million shares and 11.6 million shares at March 31, 2016 and December 31, 2015, respectively, at cost	(354,903)	(353,927)
Additional paid-in-capital	3,088,648	3,075,317
Accumulated deficit	(3,944,786)	(3,623,948)
Total stockholders’ deficit	(1,210,334)	(901,850)
Non-controlling interest	2,415,019	2,463,253
Total equity	1,204,685	1,561,403
Total liabilities and equity	$20,430,947	$18,809,053

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission.

As of March 31, 2016, we had cash and cash equivalents of $1,094.8 million available to Cheniere. In addition, we had current and non-current restricted cash of $764.3 million (which included current and non-current restricted cash available to us and our subsidiaries) designated for the following purposes: $295.3 million for the CCL Project, $177.6 million for the Sabine Pass Liquefaction Project, $108.9 million for the 2016 CQP Credit Facilities, $129.1 million for interest payments related to the SPLNG senior secured notes and $53.4 million for other restricted purposes.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663